FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Rutland Square Trust II

Fund	Strategic Advisers Growth Fund; and Strategic Advisers Growth Multi-Manager Fund
Series Number(s)	4 and 12 (respectively)
Trade Date	March 28, 2012
Settle Date	April 3, 2012
Security Name	Zynga Inc.
CUSIP	98986T108
Price	$12.00 / share
Shares Purchased	116,491 and 586 shares (respectively)
Transaction Value	$1,397,892 and $7,032 (respectively)
Class Size	42,969,153 shares
% of Offering	0.2711% and 0.0014% (respectively)
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Goldman, Sachs & Co.
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	J.P. Morgan
Underwriting Members: (6)	Allen & Company LLC
Underwriting Members: (7)
Underwriting Members: (8)
Underwriting Members: (9)
Underwriting Members: (10)